EXHIBIT 10.15

HANCOCK JAFFE LABORATORIES, INC.

MEDICAL ADVISORY BOARD AGREEMENT

THIS MEDICAL ADVISORY BOARD AGREEMENT (the “Agreement”) is made as of this 1st day of September 2016 by and between Hancock Jaffe Laboratories Inc., a Delaware corporation (“HJL”), located at 70 Doppler, Irvine, California, 92618 and Wade Dimitri, M.D.

WHEREAS, the Medical Advisory Board (“MAB”) of HJL is intended to act as a distinguished panel of medical professionals, organized to provide outstanding expertise and leadership in cardiac valve disease and disorders with especial focus on pediatric valve replacement and;

WHEREAS, HJL desires that the MAB provide HJL with certain services in support of HJL’s venous valve (the “Device”) business, especially as it relates to chronic venous insufficiency;

WHEREAS, the MAB member desires to provide such services in accordance with the terms set forth herein.

IT IS HEREBY AGREED:

1. Appointment and Term. HJL hereby appoints the MAB Member to render the advisory services described in Section 2 hereof and the MAB Member hereby agrees to serve as a member of the MAB of HJL for a period of 12 months commencing on the date hereof. Unless terminated by either party within sixty days of the first anniversary of the date hereof and every anniversary thereafter, this agreement shall automatically extend for an additional twelve months. In the event that the MAB Member as an employee must obtain written consent from the MAB Member’s employer to render services on behalf of the MAB, subject to the MAB Member’s obtaining the prior written consent of the MAB Member’s Employer to this Agreement, the MAB Member represents and warrants to HJL that he is permitted to enter into this Agreement and perform the obligations contemplated hereby and that this Agreement and the terms and obligations hereof are not inconsistent with any other obligation he may have.

2. Services. HJL and the MAB member mutually agree that all of the services contemplated or provided for herein are primarily limited to preclinical issues and to matters related to the design of clinical trials and/or investigations. The Services of the MAB member are to:

(a)       Comment upon, identify and/or assist in the preparation of specific recommendations related to the use and/or technical guidelines for the Device;

(b)       Comment upon, identify and/or assist in the preparation of specific recommendations related to the design of clinical trials and/or clinical investigation;

(c)       When appropriate and in accordance with regulatory guidelines discuss with regulatory agencies certain matters or issues related to regulatory approval procedures.

(d)        When appropriate and in accordance with regulatory guidelines discuss with physicians or other involved parties certain aspects of the safety and efficacy of the Device.

The MAB Member agrees to devote his best efforts to performing the Services. The MAB Member agrees to make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time as requested by HJL. It is assumed that the time commitment and activity related to the above services will be reasonable and conducted mainly by telephone or in private meetings between the MAB Member and HJL. Under certain conditions it is contemplated that the above Services may necessitate travel, related accommodations and associated expenses; in such an event HJL will at its sole expense provide for and make arrangements to accomplish such matters with the prior approval of the MAB member.

3. Accuracy of Information. HJL shall furnish or caused to be furnished to the MAB Member such information as the MAB Member believes appropriate to render the Services under section 2 herein.

4. Publicity. HJL shall have the right to publicize the MAB Member’s affiliation with HJL subject to (a) the prior review and approval of the MAB Member, which approval will not be unreasonably withheld or delayed, and (b) if the proposed publicity references any relationship between the MAB Member and the MAB Member’s Employer, the prior written consent of the MAB Member’s Employer.

5. Fees. For the full, prompt and faithful performance of the Services, HJL shall pay the MAB Member a fee of $4,500 (four thousand and five hundred dollars) per month payable within five business days of the 15th day of each month.

6. Reimbursements. In addition to the fees payable pursuant to Section 5, HJL shall pay directly or reimburse the MAB Member for Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean any and all reasonable costs and expenses incurred by the MAB Member in connection with the services rendered hereunder, provided that any and all such costs and expenses in excess of $500.00 (five hundred dollars) shall be pre-approved by HJL either in writing or by oral agreement.

7. Indemnification. HJL shall indemnify and hold harmless the MAB Member from and against any and all liabilities and expenses including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, whether joint or several, related to, arising out of or in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which the MAB Member may be involved or with which the MAB Member may be threatened, while performing the Services or thereafter, by reason of the MAB Member being or having been a member of the MAB, except with respect to any matter as to which the MAB Member shall not have acted in good faith in the reasonable belief that his action was in the best interests of HJL. HJL will reimburse the MAB Member for all reasonable costs and expenses (including reasonable attorney’s fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the MAB Member would be entitled to indemnification under the terms of the previous sentence, or any action arising therefrom, whether or not the MAB Member is a party thereto.

8. Confidential Information. The MAB Member agrees that he will not at any time publish or disclose to others or use for his own benefit or the benefit of others any Confidential Information (as hereafter defined), except to such extent as may be necessary in the ordinary course of performing in good faith his particular duties as a member of the MAB and with the prior written consent of HJL. The term “Confidential Information” shall mean research, development, engineering or manufacturing data, plans, designs, formulae, processes, specifications, techniques, trade secrets, financial information, customer or supplier lists or other information that belongs to HJL or any of its clients, customers, consultants, licensors, licensees, or affiliates and is identified or treated as confidential by HJL or any of its clients, customers, consultants, licensors, licensees, or affiliates; provided, however, that “Confidential Information” shall not include any of such information that is already in the possession of the MAB Member from a source not under an obligation or duty of non-disclosure to HJL, any of such information that is hereafter obtained by the MAB Member from a source other than HJL who is not under an obligation or duty of non-disclosure to HJL, or any of such information that is in the public domain or is otherwise generally known to HJL’s competitors (in either case other than because of a disclosure by the MAB Member in violation of this Section 8.)

9. Termination. This Agreement may be terminated by either party upon 30 days prior written notice. Such termination shall not relieve the MAB Member or HJL of any obligations hereunder which by their terms are intended to survive the termination of the MAB Member’s association with HJL, including but not limited to the obligations of Sections 7, 8 and 9.

10. Miscellaneous.

(a)	Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

(b)	Nature of Agreement. It is understood and agreed that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the MAB Member and HJL and that the MAB Member shall not be entitled to any fringe benefits generally provided to employees of HJL and HJL shall not be required to maintain workers’ compensation coverage for the MAB Member.

(c)	Successors and Assigns. Services to be rendered by the MAB Member are personal in nature. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

(d)	Severability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Notwithstanding, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(e)	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications are to be sent to the addresses set forth below:

(i)	if to HJL:	Hancock Jaffe Laboratories, Inc.
70 Doppler
Irvine, California 92618

(ii)	if to MAB Member:

Street:
City, State, Zip:

(f)	Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation. Any use of the masculine gender herein shall apply equally to the feminine.

(g)	Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED BY THE LAWS OF THE STATE OF CALIFORNIA. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of California, and the parties hereto submit to the exclusive jurisdiction of these courts for the purpose of such suit, proceeding or judgment. The parties hereto irrevocably waive any right which they may have to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(h)	Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day written herein above.

HANCOCK JAFFE LABORATORIES, INC.

By:

Name:	Yury Zhivilo
Its:	Chairman

MEDICAL ADVISORY BOARD MEMBER

By:

Name: